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                              Item 15(c) Exhibit 12

                  Corning Incorporated and Subsidiary Companies
 Computation of Ratio of (Losses) Earnings to Combined Fixed Charges and Preferred Dividends:
                          (In millions, except ratios)


                                                                                        Fiscal Years ended
                                                                  --------------------------------------------------------------
                                                                   Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                                                     2002         2001         2000         1999         1998
                                                                  ---------     --------     --------     ---------    ---------

(Loss) income from continuing operations before
  taxes on income                                                 $ (2,720)     $ (6,161)     $  621       $  632       $  449
Adjustments:
    Distributed income of equity investees                              83            73          45           51           63
    Amortization of capitalized interest                                 9            10          11           14           14
    Fixed charges net of capitalized interest                          207           191         135          118           89
                                                                  --------      --------      ------       ------       ------

(Loss) earnings before taxes and fixed charges as adjusted        $ (2,421)     $ (5,887)     $  812       $  815       $  615
                                                                  ========      ========      ======       ======       ======

Fixed charges:
    Interest incurred                                             $    186      $    202      $  163       $  135       $  114
    Portion of rent expense which represents an appropriate
      interest factor                                                   28            30          25           20           19
    Amortization of debt costs                                           6             8           4            4            3
                                                                  --------      --------      ------       ------       ------

Total fixed charges                                                    220           240         192          159          136
Capitalized interest                                                   (13)          (49)        (57)         (41)         (47)
                                                                  --------      --------      ------       ------       ------

Total fixed charges net of capitalized interest                   $    207      $    191      $  135       $  118       $   89
                                                                  ========      ========      ======       ======       ======

Preferred dividends:
    Preferred dividend requirement                                $    128      $      1      $    1       $    3       $   15
    Ratio of pre-tax income to income before minority interest
      and equity earnings                                                                        2.6          1.4          1.4
                                                                  --------      --------      ------       ------       ------
    Pre-tax preferred dividend requirement                             128             1           3            4           21

Total fixed charges                                                    220           240         192          159          136
                                                                  --------      --------      ------       ------       ------

Fixed charges and pre-tax preferred dividend requirement          $    348      $    241      $  195       $  163       $  157
                                                                  ========      ========      ======       ======       ======

Ratio of earnings to fixed charges                                     *             *           4.2x         5.1x         4.5x
                                                                  ========      ========      ======       ======       ======

Ratio of earnings to combined fixed charges and preferred
  dividends                                                            *             *           4.2x         5.0x         3.9x
                                                                  ========      ========      ======       ======       ======


* (Loss) earnings before taxes and fixed charges as adjusted were inadequate to cover total fixed charges by approximately $2.6 billion and $6.1 billion and inadequate to cover fixed charges and pre-tax preferred dividend requirement by approximately $2.8 billion and $6.1 billion at December 31, 2002 and 2001, respectively.

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